UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 25, 2014, the Board of Directors of Tim Hortons Inc. (the “Company”) appointed Peter Nowlan to succeed William Moir as the Chief Brand and Marketing Officer (“CMO”) of the Company, effective May 21, 2014.

Mr. Moir, a named executive officer of the Company, announced his retirement from the Company on April 28, 2014. Mr. Moir will assist in the effective transition of the Chief Brand and Marketing Officer position, which is expected to be completed by August 31, 2014. During this transition period, Mr. Moir will also participate in certain business initiatives currently in progress. Mr. Moir will continue as President of the Tim Horton Children's Foundation, and he will continue to be available to the Chief Executive Officer (“CEO”) for strategic initiatives and programs, as necessary, until the end of 2015.

The terms of Mr. Nowlan’s employment with the Company are set forth in an employment offer letter (“Offer Letter”), attached hereto as Exhibit 10.1, which is incorporated by reference herein. The following summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached Offer Letter.

Mr. Nowlan is expected to become a “named executive officer” for fiscal 2014. As such, the material compensatory terms of Mr. Nowlan’s employment, as set forth in the Offer Letter, are as follows:

Base Salary and Short-Term Incentive Compensation

Mr. Nowlan’s base salary and short-term incentive compensation for 2014 will be:

•	Base Salary: annual base salary of $375,000, effective May 21, 2014, payable in accordance with the Company’s practices and procedures.

•
Target Annual Incentive Award Opportunity under the Executive Annual Performance Plan (“EAPP”): Mr. Nowlan will be eligible to participate in the EAPP with a target amount equal to 80% of his base salary. Mr. Nowlan’s performance will be measured by a mix of the following performance objectives: (i) the Company’s net income (60%), (ii) same store sales growth (30%) weighted 80% to Canada and 20% to the U.S., and (iii) individual, strategic objectives, as determined by the President and CEO (10%).

Long-Term Incentives under the Company’s 2012 Stock Incentive Plan (“2012 SIP”)

Mr. Nowlan will be granted the following long-term incentive compensation for fiscal 2014:

•
Performance Share Units (“PSUs”): PSUs representing a compensation value of $150,000 at target, to be granted in May 2014. PSUs will cliff vest on or about March 1, 2017 based on Company performance against Return on Asset (ROA) and Relative Total Shareholder Return (TSR) objectives over a three year period. The 2014 grant will have a minimum vesting level of 95% of the units granted. Future PSU award grants are entirely discretionary and subject to performance.

•
Stock Options with tandem Stock Appreciation Rights (“SARs”): Stock options with tandem SARs representing an annual grant of $150,000 at target to be granted in May 2014 that will vest one-third annually beginning in March 2015. These Options/SARs will have an approximately seven-year term.

•
Welcome (Sign On) Grant of PSUs: PSUs grant representing a compensation value of $300,000 at target, to be granted in either May or August 2014. PSUs will cliff vest on or about March 1, 2017 based on Company performance against ROA and TSR objectives over a three year period. This welcome grant of PSUs will also have a minimum vesting level of 95% of the units granted.

•	Welcome (Sign On) Grant of Restricted Share Units (“RSUs”): RSUs representing a compensation value of $300,000 to be granted in May 2014 that will vest one-third annually beginning in March 2015.

Benefits and Perquisites

Mr. Nowlan will be eligible for substantially the same retirement and other benefits as the Company makes available to its other named executive officers. The Company also entered into an Employment and Post-Employment Covenants Agreement (the “Covenants Agreement”) with Mr. Nowlan, to be effective as of May 21, 2014, pursuant to which he has agreed to comply with certain covenants for the benefit of the Company, relating to non-disclosure, confidentiality, non-competition, non-solicitation, non-interference, non-disparagement and others. A copy of the Covenants Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

In addition, the Company entered into a Change in Control Agreement with Mr. Nowlan, to be effective as of May 21, 2014. The Change in Control Agreement has the following provisions: (i) a “double trigger” provision, requiring both a change in control and termination of employment before any benefits are paid; (ii) severance equal to two times total cash compensation; and (iii) employment protection for no more than two years following a change in control. A copy of the Change in Control Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

The Company also entered into a form of Indemnification Agreement with Mr. Nowlan, substantially in the form entered into with other executive officers of the Company and as previously filed with the SEC. The Company filed the form of the Indemnification Agreement on Form 8-K with the SEC on September 28, 2009.

Item 7.01    Regulation FD

A copy of the news release announcing the appointment of Mr. Nowlan and retirement of Mr. Moir is furnished as Exhibit 99 to this current report on Form 8-K and is hereby incorporated by reference.

The information set forth in this Item 7.01, including Exhibit 99.1 attached, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Employment Offer Letter by and between the Company and Peter Nowlan

Exhibit 10.2	Employment and Post-Employment Covenants Agreement by and between the Company and Peter Nowlan

Exhibit 10.3	Change in Control Agreement by and between the Company and Peter Nowlan

Exhibit 99	Press Release dated April 28, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.
Date: May 1, 2014	By:	/s/ JILL E. SUTTON
Jill E. Sutton Executive Vice President, General Counsel and Secretary